Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

June 25, 2010

Zoo Entertainment, Inc.
3805 Edwards Road, Suite 400
Cincinnati, Ohio 45209

Ladies and Gentlemen:

We have acted as counsel to Zoo Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, up to:

1.
536,140 shares of common stock, par value $0.001 per share (“Common Stock”) to be offered by selling stockholders, which were issued upon the conversion of 321,684 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, that were issued to our lead investors in connection with the financings that closed on each of November 20, 2009 and December 16, 2009 (the “Financing”);

2.
1,029,971 shares of Common Stock issuable upon exercise of outstanding warrants issued to the lead investors in the Financing and to Solutions 2 Go, Inc. in consideration of Solutions 2 Go, Inc. making certain payments to the Company in advance of purchasing certain products from the Company; and

3.	3,093 shares of Common Stock to be offered by selling stockholders, which were issued in connection with that certain Mutual Settlement, Release and Waiver Agreement, as amended.

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | Washington | New York | Stamford | Los Angeles | London | Palo Alto | San Diego

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

June 25, 2010

A.  The 536,140 shares of Common Stock described in paragraph 1 above were duly authorized and validly issued by the Company, and are fully paid and non-assessable.

B.  The 1,029,971 shares of Common Stock issuable upon exercise of the warrants described in paragraph 2 above, if and when paid for and issued upon exercise of such warrants in accordance with the terms thereof, will be duly authorized and validly issued by the Company, and will be fully paid and non-assessable.

C.  The 3,093 shares of Common Stock described in paragraph 3 above were duly authorized, validly issued by the Company and are fully paid and non-assessable.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We are members of the Bar of the State of New York, and the opinions expressed herein are limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.